Exhibit 99.3

SSTI Transaction Employee FAQ

1.	What was announced? Why now?

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We announced that SoundThinking has entered into a definitive agreement to be acquired by Transom for $8.00 per share in cash, plus a CVR that provides shareholders with the opportunity to receive up to an additional $3.00 per share if our ShotSpotter and SafePointe products achieve certain revenue milestones.

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This transaction builds on the progress we have made transforming into a broader public safety technology platform, and reflects the Board’s ongoing evaluation of opportunities available to the Company and our standalone plans.

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Given the dynamic market environment, we believe that moving forward as a private company with Transom will enable us to operate our business with greater flexibility to better support customers and deliver on our mission of helping communities become safer and more resilient through data and technology.

2.	Who is Transom? Why are they the right partner for SoundThinking?

•	Transom is a seasoned investor based in El Segundo, CA with a proven track record of working collaboratively alongside companies and their teams to capture new growth opportunities.

•	Their interest in SoundThinking is a testament to the importance of our mission, the caliber of our team and the progress we have made transforming into a broader public safety technology platform.

•	We are confident that Transom is the right partner to support SoundThinking’s next chapter of success.

3.	What does it mean to become a private company? What are the benefits?

•	Becoming a private company means that, following completion of the transaction, SoundThinking will no longer be listed or traded on Nasdaq.

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As a private company owned by Transom, we expect SoundThinking will be able to operate with greater flexibility to better support customers and deliver on our mission of helping communities become safer and more resilient through data and technology.

•	With Transom, we are confident that SoundThinking is well positioned for continued success.

4.	What are Transom’s plans for SoundThinking? Will there be a change in our strategy, products or services?

•	This transaction is about a change of ownership – not a change of strategy.

•	In fact, Transom is interested in SoundThinking because they believe in our mission and our technology.

•	That said, it’s important to understand that we are early in the transaction process and many decisions have yet to be made.

•	For now, we remain a standalone company, and we should continue providing our customers with the products and support that they expect from us.

•	As always, our focus remains on helping communities become safer and more resilient through data and technology.

5.	What does this mean for employees? Does this impact my day-to-day responsibilities? Compensation or benefits?

•	This announcement is just the beginning of the process.

•	We expect the transaction to close in the fourth quarter of 2026, subject to customary closing conditions, including the completion of the tender offer by Transom for our shares.

•	Until that time, we remain a standalone company.

•	Please remain focused on your day-to-day responsibilities and the important work you do to help create safer communities for our families, friends and neighbors.

•	We know you have many questions, and updates will be provided at the appropriate time.

6.	Will there be layoffs as a result of this transaction?

•	Our transaction with Transom is about facilitating our next phase of growth.

•	We are operating as usual, and decisions regarding headcount will continue to be made based on the needs of the business, as they have always been.

7.	What happens between now and closing?

•	Until the transaction closes, which we expect to be in the fourth quarter of 2026, SoundThinking remains a standalone company.

•	Our commitments to our customers, partners and communities remain unchanged.

8.	I own SoundThinking stock. What will happen to my shares?

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As a shareholder, you will have the opportunity to tender your shares into Transom’s tender offer and, upon completion of the tender offer, receive $8.00 in cash plus a CVR for each share of common stock you own.

•	You will receive more information regarding the tender offer once Transom commences the tender offer and documents relating to the tender offer are filed with the SEC.

9.	What happens to vested and unvested equity awards?

•	For more details on what this transaction means for equity awards, please reach out to Anne Mueller.

10.	What is a tender offer? What are the next steps in this process? Should I tender my shares? How do I do that?

•	A “tender offer” is a public offer to buy stock directly from the shareholders.

•	All SoundThinking shareholders will be given an opportunity to “tender”, or sell, their stock for $8.00 per share plus a CVR within a specified timeframe once the tender offer commences.

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Along with SoundThinking’s other shareholders, employee shareholders will receive information regarding the tender offer once Transom commences the tender offer and documents related to the tender offer are filed with the SEC.

11.	What is a CVR?

•	A CVR allows shareholders who own shares at closing of the transaction to receive additional payment if certain events or milestones occur.

•	In this case, the CVR entitles shareholders to receive up to an additional $3.00 per share payable upon certain revenue milestones.

12.	What should I tell customers, partners or other stakeholders who ask me about this announcement?

•	You should tell them that, as always, our top priority is helping communities become safer and more resilient through data and technology.

•	Until the transaction closes, we remain a standalone company, and we are focused on continuing to provide our customers with the products and support that they expect from us.

13.	What should I do if an analyst or member of the media contacts me?

•	We recognize this news may generate increased attention from outside parties, and it is important that we speak with one voice.

•	Consistent with company policy, if you receive any inquiries from members of the media, investors or the analyst community, please do not respond, and instead forward the inquiry to Ralph Clark.

14.	Can I post about the pending transaction on social media?

•	No. We ask that you please use caution on social media or any other public-facing forum, consistent with company policy and our social media guidelines.

•	You may link or share company posts, but do not create new content such as with comments on links or shares.

•	It is important that we speak with one voice and that all public communications come through authorized channels.

15.	When will I receive additional information on this transaction? Who can I reach out to with questions?

•	We are committed to transparency and will continue to share updates as we move forward.

•	As always, feel free to speak to your manager with any questions you may have.

Additional Information and Where to Find It

In connection with the proposed transaction, Parent and Merger Sub will commence a tender offer for all of the outstanding shares of common stock of the Company. The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to purchase shares of the Company’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Transom intends to file with the Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Once filed, investors will be able to obtain a free copy of these materials and other documents filed by the Company and Transom with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at ir.soundthinking.com.

INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE OFFER TO PURCHASE AND THE SOLICITATION/RECOMMENDATION STATEMENT OF THE COMPANY, AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements that refer to the transaction positioning the Company’s business for the future and enabling the Company to operate with greater flexibility as a private company; and statements regarding the structure, timing, and completion of the proposed transaction between Transom and the Company. Forward-looking statements often address expected future business and financial performance and often contain words such as “expect,” “anticipate,” “should,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “could,” “intend,” and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and are not guarantees of future results. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Such statements, events or results may not accurately indicate the timing of, or the date by which, such events or results will be consummated or achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. You should not place undue reliance on these forward-looking statements. Such risks, uncertainties and contingencies include, among others: (i) the satisfaction or waiver of closing conditions to the potential transaction in the anticipated timeframe or at all; (ii) uncertainty as to how many of the Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; (iii) the expected timing of the potential transaction; (iv) the possibility that competing offers will be made; (v) the effect of the announcement of the potential transaction on the Company’s business relationships, including with partners, customers and employees; (vi) the magnitude of transaction-related costs associated with the potential transaction and the possibility that anticipated synergies and other anticipated benefits of the potential transaction will not be realized in the amounts expected, within the expected timeframe or at all; (vii) the risk of litigation and/or regulatory actions related to the proposed transaction; (viii) the risk that milestones under the CVRs will not be reached and that payments under the CVRs will not be made; (ix) the risk that the Company’s stock price may fluctuate during the pendency of the transaction; (x) the response of competitors and other market participants to the potential transaction; (xi) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (xii) the diversion of the Company’s or Transom’s respective management’s time and attention from ongoing business operations and opportunities; (xiii) difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees; (xiv) the expected tax treatment of the potential transaction; (xv) the impact of global macroeconomic conditions on the Company’s business; and (xvi) other circumstances beyond the Company’s and Transom’s control, including those included elsewhere in the Company’s periodic filings with the SEC. There can be no assurance that the potential transaction described above will in fact be consummated in the manner described or at all. Stockholders, investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, please see the Company’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this communication and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by applicable law, neither the Company nor Transom undertakes any duty or obligation to update any forward-looking statements contained in this communication as a result of new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.